Exhibit 99.3

Renaissance Learning Inc.

Fourth Quarter 2006 Earnings Conference Call

Moderator:  Mary Minch

January 23, 2007

5:00 p.m. ET

OPERATOR:  Good afternoon ladies and gentlemen and thank you for standing by.  Welcome to Renaissance Learning's <Company: Renaissance Learning Inc.; Ticker: RLRN; URL: http://www.renlearn.com> Fourth Quarter Earnings conference call.  At this time everyone is in a listen-only mode.  Later there will be an opportunity for you to ask questions and instructions will be given at that time.  As a reminder, your conference is also being recorded.

At this time I would like to introduce to you the Chief Financial Officer, Mary Minch.  Please go ahead, Miss Minch.

MARY MINCH, CHIEF FINANCIAL OFFICER, RENAISSANCE LEARNING INC.:  Good afternoon.  I'm Mary Minch, Chief Financial Officer of Renaissance Learning.  I would like to welcome everyone to our fourth quarter conference call.  With me today is Terry Paul, our Chief Executive Officer and Steve Schmidt, our President and Chief Operating Officer.

Before beginning, I need to point out that this call may include information constituting forward looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding sales expectations and the introduction of new products and services.  Any such forward looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward looking statements.  Factors that could cause or could contribute to such differences include those matters disclosed in the company's Securities and Exchange Commission filings including Forms 10-K and 10-Q.

I'll begin our call today with a review of the fourth quarter financial results and then Steve will provide some brief comments about our operations.  Following our comments we'll be happy to take your questions.

Fourth quarter revenues of $25.9 million were down 10.6 percent from fourth quarter 2005 revenues of $29 million.  Net income was $1.8 million compared to last year's fourth quarter net income of $6 million.  On a per share basis we earned $0.06 this quarter versus $0.20 one year ago.  Last year's fourth quarter results included a gain on the sale of an office building and a decrease in income tax expense due to the favorable resolution of certain State and Federal tax positions.  These one-time impacts improved fourth quarter 2005 earnings by approximately $0.06 per share.

Our full year revenues were down 4.1 percent to $111.5 million.  Revenues excluding AlphaSmart in both periods declined 12 percent for the full year.  Of course part of that decline is attributable to more subscription products for which revenue recognition is deferred.  In fact the balance of deferred revenue increased by $5.7 million in 2006.

Earnings per share for the year was $0.41, down from $0.80 earned one year ago.  2006 earnings were negatively affected by a one-time restructuring charge of $0.04 per share.  And 2005 earnings were positively impacted by approximately $0.08 per share for a gain on the sale of Generation21, a gain on the sale of an office building and a decrease in tax expense.

Fourth quarter product revenues were down $3 million or 12.3 percent compared to the same period one year ago.  Sales of AlphaSmart laptops were down 18 percent versus last year, a significant improvement compared to the decline of nearly 38 percent experienced in the third quarter.  In addition, an end of life promotion for the AlphaSmart AS3000 drove up sales in late 2005.  So we believe that progress is being made to turn around the sales trends for the laptop line.

From an order book perspective, orders for our products, excluding laptops, were flat compared to the fourth quarter of 2005.  Service revenues decreased to $5 million from $5.1 million in the prior year.  Decreases in onsite training event revenue were mostly offset by increases in technical consulting and other remote services.  Fourth quarter product gross margins were 83.6 percent, up 80 basis points from last year's margins of 82.8 percent.  A greater mix of software products in the current quarter and reduced profitability on laptops last year, due to discounting associated with the AS3000 promotion, drove the increase in product gross profit margins.  Service gross margins were 46.8 percent for the quarter, down from 60.6 percent in the fourth quarter 2005.  The decrease was primarily due to personnel and infrastructure investments made for some of our remote and technical services, and to reduced pricing of our onsite training events.

Operating expenses were $17.3 million, up $900,000 from the fourth quarter of 2005.  Product development expenses increased approximately $400,000, primarily due to capitalizing costs related to software development in the 2005 period.  Selling and marketing expenses increased by approximately $500,000, due to our sales force expansion, partially offset by reduced marketing expenses as we focused on a more targeted direct marketing approach.

Operating cash flow of $6.8 million remain strong and much closer to last year's level compared to the earnings decline, primarily due to the timing of tax payments.  Cash and investments totaled $30.1 million at December 31st, up $7.3 million from September 30th, 2006.  The increase was mainly a result of solid operating cash flow and proceeds of $5.9 million from a mortgage note receivable related to the office building sold last year, offset by $1.5 million to pay dividends, and $3.4 million used to repurchase 204,000 shares of stock in the quarter.

Accounts receivable collections and agings remain strong, with day sales outstanding of 37 days.  Deferred revenue increased by $1.1 million in the quarter and $5.7 million for the full year, reaching a record level of $24.6 million at December 31st.

Now I'll turn it over to Steve to provide additional comments.  Steve?

STEVE SCHMIDT, PRESIDENT, CHIEF OPERATING OFFICER, RENAISSANCE LEARNING INC.:  Thank you Mary.  2006 was a transition year, with many organizational and product changes implemented for improved profitability and growth.  As we close out the year, we see a number of signs that these changes are working.  Reading orders continue to improve.  The fourth quarter marked the third straight quarter of year-over-year growth for our core reading products.

There continues to be strong interest in the Enterprise subscription version of Accelerated Reader.  Customer feedback on the enterprise products, both Reading and Math, is very positive.  Technology directors understand the benefits and potential cost savings of a web-based solution.  Teachers and librarians are excited to have access to over 100,000 quizzes in all math libraries and administrators are enthusiastic about our reporting capabilities, including the new Information Dashboard just released in December.  The Dashboard gives educators a high level graphical overview of their reading and math implementation, colorfully showing the key metrics vital to successful use of our products and to accelerating student achievement.  The success of our Enterprise offering is reflected in the continued expanded adoption of the Renaissance Place platform.  We now have at least one Renaissance Place product in over 15,000 buildings, an increase of 1,500 schools in the fourth quarter.  Additionally, utilization of our products on the RP platform has improved at these sites too, as the average number of products for each Renaissance Place installation has risen to over 2.5 products per site, compared to less than 2 products a year ago.

The number of new Math customers also continues to grow, although not yet at rates that result in improvement in year-over-year Math revenue.  We remain confident that the Enterprise offering will be key to get Math revenue growing again.  In many cases customers have told us they're moving to Reading Enterprise first, with plans to add Accelerated Math Enterprise once they have implemented Reading Enterprise.

Order rates for Our Classroom Response System and Read Now Power Up! products are still not meeting our internal forecasts.  However, customer satisfaction ratings for both products are good and we're still in the early stages of product introduction.  We feel confident that CRS and Read Now Power Up! will be significant revenue and profit contributors in the future.

AlphaSmart laptop revenues continue to show declines this quarter but by lesser percentages than in recent quarters.  Overall, laptop revenues decreased by 18 percent, versus fourth quarter last year, compared to a decline of nearly 38 percent in the third quarter of 2006.  As Mary pointed out, this trend is especially encouraging considering that we ran an end of life promotion on the AS3000 model laptop in the fourth quarter last year and the first quarter of 2006.  The laptop line has a very high customer satisfaction ratings and we believe over time our customers will see these units as important to support writing development.  In addition, we're actively working to reduce costs on laptops and are in the process of sourcing Neo laptops from China.  We introduced the KeyWords, keyboarding software, last fall which connects Neo laptops with the Renaissance Place platform.  By integrating Renaissance Learning software with laptop hardware we should be able to sell more software and hardware.  There are several additional laptop related software development projects that we hope to introduce later this year in 2007.  With the availability of the new software, the rebuilt and expanded laptop sales team and the manufacturing cost reductions, we expect improved order rates and better margins from the laptop line in the quarters ahead.

In addition to releasing improved and anglicized versions of our software for the United Kingdom, our operations there are also showing positive signs.  Orders were up almost 50 percent in the UK in the quarter compared to the same quarter last year.  Recently we have had several successful pilots of our Enterprise version of Accelerated Reader in UK Secondary schools.  These will be important showcases for us as we continue to penetrate this large market.

You'll note that many of the positive trends that I had noted relate one way or another to the web-based Renaissance Place platform, which we introduced several years ago.  Renaissance Place is technologically advanced and while it has been difficult and expensive to create, it provides strategic advantages that can be summarized into two broad categories.  First, with the RP platform, we can offer all school stakeholders more integrated meaningful information faster.  The Information Dashboard with daily reporting capability dramatically illustrates this point.  Second, and equally strategic, is that Renaissance Place facilitates our transition from generating the majority of our software revenue from paid up software licenses to subscription licensing.

And the recent introduction of our Reading and Math Enterprise, is accelerating that transition to subscription licensing.  In the long run, subscription licensing should increase overall revenue.  Essentially, with subscription pricing, schools buy more.  Schools buy more quizzes, more Math libraries, more services, such as hosting, more service support and they're also more likely to buy more products per school.  While subscription pricing increases seasonality of orders, which will increasingly tend to come in during the second and third quarters, and reduces reported revenue in the short run due to revenue deferral,  in the long run, it should make revenue more predictable, reduce risks and accelerate growth.   We expect that several years from now well over 50 percent of our software revenue could be subscription based.

Because the transition to subscription licensing is important, we intend to report the percent of software revenue attributable to subscriptions.  The recurring revenue percent in 2004 was small at 1 percent.  It was 4 percent in 2005 and up to 12 percent in 2006.  Of course another important metric relevant to this transition is our deferred revenue balance.  Total deferred revenue at the end of 2004 was $17.1 million and was $18.9 million for 2005, and increasing to $24.6 million in 2006.  With the increasing acceptance of both the Renaissance Place platform and Enterprise versions of Reading and Math, we would expect both the percent of subscription revenue and deferred revenue will accelerate over the next several years.

In conclusion, 2006 has been a year of significant change.  We streamlined our product offerings, rolled out Enterprise versions of our software, revamped our sales organization, rebuilt and expanded our laptop sales team and increased our presence in the UK.  We also released improved versions of the Renaissance Place platform and continued to transition to subscription licensing of software.  We are a stronger company than we were last year.  While our subscription model which delays revenue recognition, growing seasonality, lengthening sales cycles and somewhat challenging Q1 laptop comparables due to last year's promotion, will pressure first quarter results, we are now poised to achieve improved results for the full year 2007 and beyond.

Now, Terry, Mary and I would be happy to answer any questions that you have.

OPERATOR:  Ladies and gentlemen if you are calling as a representative of an investment firm you are invited to ask questions at this time.  Please press star, then the number one on your telephone keypad to pose a question.

Our first question comes from Bob Craig of Stifel Nicolaus.  Please go ahead.

BOB CRAIG, STIFEL NICOLAUS:  Good evening everybody.

STEVE SCHMIDT:  Hi Bob.

BOB CRAIG:  It sounds like a pretty upbeat outlook actually.  I just wanted to focus in first on order rates.  Did you mention, Mary, that orders excluding laptops were essentially flat?

MARY MINCH:  That's correct.

BOB CRAIG:  OK.  And how was that relative to your plan?  I think the last, was it not the case that in the third quarter orders ex-laptops were up somewhere around 2 percent?

MARY MINCH:  We were at, that's correct, we were up slightly in the third quarter up about 2 percent.  I think we're, you know, a little behind our plan but still our expectations always were that the turnaround would be taking us a little while.  So a few quarters to make the turn.

BOB CRAIG:  OK.  And as far as, you know, inquiry levels, lead rates and so on, any characterization of how those are trending?

STEVE SCHMIDT:  Sure.

BOB CRAIG:  You know, inbound calls.

STEVE SCHMIDT:  Sure, not able to quantify for you exactly, Bob, but the activity levels for all of those things that you mentioned picked up nicely starting in the third quarter and remain pretty strong right through the fourth quarter.  So to us, all those signs point to a lot of customer interest, a lot of consideration out there that we think bodes well for the future.

BOB CRAIG:  OK.  I want to talk for a second about the sales force productivity and efficiency versus your plan.  How is that trending?  Any further additions that you plan to the sales force and or any plan changes in their compensation structure?

STEVE SCHMIDT:  No, we don't plan major changes from where we are now.  The expansion of the sales force essentially was executed exactly as we had defined the plan earlier in 2006.  So we feel good about that.  We knew there would be some transition issues; bringing on the new sales people and the new sales model that we're going about with, and that's certainly been a challenge, particularly in the third quarter, and getting better in the fourth quarter, but I think we're exactly on target with where we expected to be with the sales team.

BOB CRAIG:  So Steve, that dedicated sales team and additions that you made, I think five people to the AlphaSmart sales force, is that the primary reason behind the sequential improvement in year to year rates?

STEVE SCHMIDT:  It is one of the main reasons.  I would also point to the larger marketing effort that we've put on laptops, generating the leads and the interest from customers to support that expanded sales team.  So I think the combination of the whole sales and marketing plan on the laptop side is coming together.

BOB CRAIG:  OK.  The product development expenses were greater than what we had estimated in the quarter, maybe you could provide some embellishment there, you know, the focus of your current product development efforts, both on the AlphaSmart application side and otherwise?  And maybe some characterization of how that spending should trend in '07 versus '06 overall?

STEVE SCHMIDT:  Sure.  Obviously I can't say too much on the details of what we're working on, but I did mention that we've got a number of software applications related to the laptop line or, our writing solutions underway, the Renaissance Place platform continues to be improved.  I mentioned the Information Dashboard and we're committed to that platform, so we'll continue to invest there.  Content is always a focus for us to support Accelerated Reader and Accelerated Math, keeping the math libraries up to date and new quizzes for Accelerated Reader, as well as enhancing the other products as well.  So it's a big effort.  The level of resources that we have invested in for product development is pretty much I think at the point where we're going to stay for a while.  I don't see it expanding further from here.  We feel really good about our product development team and I think they can accomplish what we need to get the company growing again.

BOB CRAIG:  So relatively flat spending levels year-over-year is probably where we should be.

STEVE SCHMIDT:  Yes.

BOB CRAIG:  OK.  And those, you know, the additional software related projects on tap for '07, is that likely to be a back end loaded event in terms of productions?

STEVE SCHMIDT:  No, I don't think so.  Just I think the effort is ongoing throughout the year.

BOB CRAIG:  OK, but as far as the intros are concerned were they, any product intros that you have this year back-ended loaded or front end loaded?

STEVE SCHMIDT:  Yeah.  No, I mentioned later in 2007.

BOB CRAIG:  OK.  And as far as, you know, just a general question, I know you guys worked pretty diligently to improve overall internal operating efficiency, where have you made the most and least progress and where is there still a lot of work left to do?

STEVE SCHMIDT:  Well I think it's an ongoing effort.  You're always striving for a continuous improvement on all your operational efficiencies.  Certainly some of our reporting needs have been improved.  We've invested in some of the IS systems to support us going forward.  I feel pretty good about virtually every functional area in the company as far as being more efficient today than we were a year ago.

BOB CRAIG:  OK.  Last question and I'll turn it over.  Overall pricing, increases planned or any decreases, especially on the AlphaSmart products, you mentioned I think sourcing from China, would that permit you to do that?

STEVE SCHMIDT:  It gives us more flexibility certainly but I don't think, we do not have any price changes planned, really any increases or meaningful decreases in the future.  The Enterprise model in itself has been a price change which over time will enhance revenue but I think that product as well as our other products will be priced probably fairly stable throughout the year.

BOB CRAIG:  OK, that's very helpful.  Thanks guys.

OPERATOR:  Thank you.  Once again ladies and gentlemen, if you are calling as a representative of an investment firm and you would like to pose a question, please press star, then the number one on your telephone keypad.

Our next question comes from Kirsten Edwards of Think Equity.  Please go ahead.

RYAN, THINK EQUITY:  Hi, thanks.  This is actually Ryan, in for Kirsten this afternoon.

STEVE SCHMIDT:  Hi Ryan.

RYAN:  Hi, how's it going?  So on your sales and marketing line as a percent of revenue, it looks like that was a little bit over 500 basis points over last year's fourth quarter, how do you expect this to trend into '07, expect it to increase or decrease from these levels?

STEVE SCHMIDT:  It'll be very dependent on our ability to accelerate revenue growth.  We've invested heavily in expanding our sales team and while we've offset some of those expenses with a more targeted marketing approach, as you point out, the sales and marketing expenses in total are up.  Other than the higher commissions that are associated with more revenue, there should be a fair amount of leverage on the sales and marketing side.  So the more we're able to grow revenues the more we can bring that total down as a percentage of sales.

RYAN:  OK, thanks.  And you had also mentioned some lower prices for your services offerings, are you seeing any change in your customer base or any sort of changes in customer acquisitions due to the price lowering?

MARY MINCH:  The lowering of the prices really related to our multiple day events and we did that in attempt to provide better services to our customer and to encourage multiple day events.  We haven't seen significant increases yet in the volume of those days, but we are really excited about it as we move in to sort of more of the time frame when professional development is a bigger area for us in the first and second quarter, that we expect some improved utilization there.

RYAN:  OK, thanks.  And then lastly, any outlook you can provide on the, or what you're seeing in the macro environment?

STEVE SCHMIDT:  Sure.  I think we're looking at a fairly stable environment.  Certainly school funding is better than it was several years ago, but I don't expect a major change from what we saw in 2006, say, for 2007, both at the Federal or at the State level.

RYAN:  Great.  Thanks a lot.

OPERATOR:  Once again, that's star, one to pose a question.

Thank you.  There appear to be no further questions at this time.  I'll now turn the floor back to Mary Minch for any closing comments.

STEVE SCHMIDT:  This is Steve.  2006 has been a very exciting year for us in many ways, but especially in terms of preparing the company for growth.  We're confident that we have the right strategies place and we look forward to improved results in 2007.  Thank you for joining us today and we'll talk to you again in April.

OPERATOR:  Thank you.  This concludes today's Renaissance Learning’s fourth quarter conference call.  You may now disconnect your lines and have a wonderful day.

END